Exhibit 5.1

April 26, 2005

Quincy Gold Corp.

309 Center Street

Hancock, MI, 49930 USA

Re:

Quincy Gold Corp. -- Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Quincy Gold Corp., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 2,085,599 shares (the "Shares") of the Company's Common Stock, par value $0.001 per share ("Common Stock"), all of which may to be issued by the Company under the  Quincy Gold Corp. Amended 2003 Key Employee Stock Option Plan (the "Plan").

I have examined the Registration Statement and such documents and records of the Company and other documents as I had deemed necessary for purposes of this opinion. We have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of the Company, or of any other matters. In rendering our opinion, we have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to us.

We have not undertaken any independent investigation to determine facts bearing on this opinion, and no inference as to the best of our knowledge of facts based on an independent investigation should be drawn from this representation.

For purposes of this letter, I have assumed that the offer and sale of securities pursuant to the Plan is not in connection with a capital raising transaction, and does not directly or indirectly promote or maintain a market for the Registrant's securities.

Based upon the foregoing, I am of the opinion that upon the happening of the following events,

(a)

due action by the Board of Directors and Shareholders of the Company authorizing the Plan, the grant of options, and the issuance and payment for the Shares thereto;

(b)

due action by the Board of Directors of the Company authorizing the grant of the options and the issuance and/or sale of the Shares under the Plan;

Quincy Gold Corp.

April 26, 2005

(c)

filing of the Registration Statement and any amendments thereto and the becoming effective of the Registration Statement; and

(d)

due execution by the Company and registration by its registrars of the options and  Shares of the Plan and sale thereof as contemplated by the Registration Statement and in accordance with the aforesaid corporate and governmental authorizations, the Shares are duly authorized for issuance and are validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose or furnished, or quoted to, or relied upon by any other person, firm or corporation for any purpose without our prior express written consent. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CHARLES A. CLEVELAND, P.S.

By:      /s/ Charles A. Cleveland

Charles A. Cleveland